UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
April 9, 2020

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.01 PAR VALUE	PLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On April 9, 2020, the Board of Directors (“Board”) of Plantronics, Inc. (the Company”) and the Company’s senior management committed to take several proactive measures in response to the coronavirus (COVID-19) pandemic, including the uncertainties related to the impact of COVID-19 and other macroeconomic uncertainties that may impact the Company’s operations and financial results as well as supply chain disruptions. These actions are described in the Company’s press release, a copy of which is attached as Exhibit 99.1 to this Current Report on form 8-K and incorporated by reference (the “Press Release”), and summarized below:

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Board approved certain strategic restructuring initiatives to be implemented across several businesses and functions both within and outside of the United States. These initiatives are intended to optimize the Company’s global operations and costs structure to be better aligned with projected revenue levels. The Company expects to provide an estimate of the savings and associated restructuring charges with its upcoming earnings release currently scheduled for May 12, 2020. All of these restructuring initiatives are expected to occur in the first quarter of fiscal year 2021.

Item 2.06. Material Impairments.

The Company is in the process of completing its annual impairment testing of goodwill and other intangible assets conducted in the fourth quarter in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 350, “Intangibles-Goodwill and Other” and in connection with the preparation of the financial statements to be included in the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2020. In light of recent business developments and the macroeconomic environment discussed in the Company’s Press Release, including the impact of COVID-19, while the valuation required to determine impairment is still in progress, the Company expects to record a substantial charge in the fourth quarter of fiscal year 2020. Such charge is non-cash and the amount of such charge is expected to be disclosed in the Company’s fourth quarter and full year fiscal 2020 earnings release currently scheduled for May 12, 2020.

Item 7.01 Regulation FD Disclosure.

Business Performance and Fourth Quarter 2020 Earnings Guidance Update

The widespread mandatory stay-at-home orders across the globe have created an increase in the number of individuals working from home or from remote locations, resulting in a near-term increase in demand for the Company’s enterprise headset products as referenced in the Press Release. Such increased demand has resulted in a further decline in the Company’s channel inventories in the fourth quarter. Due to this increase in demand, the Company is updating its expected financial results for the fourth quarter of fiscal year 2020 as follows:

•
GAAP revenues are expected to be in the range of $395 million to $405 million, compared to the Company’s prior range of $354 million to $394 million provided with its earnings results on February 4, 2020; and

•	Adjusted non-GAAP EBITDA is expected to be above the high-end of the previously provided guidance range of $20 million to $45 million

Item 8.01 Other Events.

Suspension of Quarterly Dividend

The Company also announced the suspension of its quarterly dividend to preserve financial flexibility, which is expected to result in approximately $25 million of annualized cash savings.

Deferral of Debt Repayment Under Revolving Credit Facility

The Company also announced that in order to maintain maximum financial flexibility and liquidity during this time of global macroeconomic uncertainty, it has elected to defer any debt repayment to the first quarter of fiscal year 2021.

Item 9.01 Financial Statements and Exhibits

The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press release issued by Plantronics, Inc. on April 15, 2020 entitled "Poly Provides Business Update”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 15, 2020	PLANTRONICS, INC.

		By:	/s/ Charles D. Boynton
		Name:	Charles D. Boynton
		Title:	Executive Vice President and Chief Financial Officer